Annual Meeting of Stockholders of The
Gabelli Convertible Securities Fund
May 12, 1997

PROPOSAL I

To elect three Directors of The Gabelli
Convertible Securities Fund, Inc.

                         Number of
Shares/Votes
                    For            Authority
Withheld
Dugald A. Fletcher       4,887,660.4983
227,264.8432
Anthony R. Pustorino     4,868,821.6091
246,103.7324
E. Val Cerutti           4,884,983.1543
229,942.1872


PROPOSAL II

To ratify the selection of Price Waterhouse
LLP as the independent
accountants of The Gabelli Convertible Securities
Fund, Inc. for the year ending December 31, 1997.

For                 4,934,918.6221
Against                146,066.1099
Abstain                       33,940.6095